Exhibit 99.1
DICERNA PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). All grants of equity retainer awards to Outside Directors are subject to the terms and conditions of the Company’s Amended and Restated 2014 Performance Incentive Plan (the “Plan”), all of which are incorporated into and form an integral part of this Policy. If there is any conflict between the terms in this Policy and the Plan, the terms of the Plan will control. This Policy is effective as of June 15, 2020. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers
i.Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the Outside Director during such calendar quarter. No additional compensation for attending individual Board meetings.
ii.Additional Annual Retainers for Committee Membership:
        Audit Committee Chairperson: $20,000
        Audit Committee member:  $10,000
        Compensation Committee Chairperson:  $15,000
        Compensation Committee member:  $7,500
        Nominating and Corporate Governance Committee Chairperson:  $10,000
        Nominating and Corporate Governance Committee member:  $5,000
iii.Additional Retainer for Non-Executive Chairperson of the Board of Directors: $40,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.
II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
i.Initial Grant. Upon initial election or appointment to the Board of Directors, each new Outside Director will receive: (i) an initial, one-time restricted stock unit (“RSU”) grant of 6,666 RSUs (“Initial RSU Grant”), with vesting in equal installments on the first, second and third anniversary of the vesting commencement date, and (ii) an initial, one-time grant of a non-

statutory stock option to purchase 30,000 shares of the Company’s Common Stock (the “Initial Option Grant” and, together with the Initial RSU Grant, the “Initial Grants”) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, with 1/3 of the shares subject to the Initial Option Grant vesting on the first anniversary of the date of grant with the remainder vesting in substantially equal monthly installments over the remaining two years. All vesting for the Initial Grants ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
ii. Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive: (i) a grant of 3,333 RSUs (“Annual RSU Grant”), with vesting on the earlier of (a) the one-year anniversary of the date of the date of grant or (b) the next Annual Meeting of Stockholders, and (ii) a grant of non-statutory stock options to purchase 15,000 shares of the Company’s Common Stock (the “Annual Option Grant” and, together with the Annual RSU Grant, the “Annual Grants”) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, with vesting in substantially equal monthly installments over 12 months from the date of grant, provided that the Annual Option Grant will immediately vest on the next Annual Meeting of Stockholders; provided further that, in the case of the first Annual Grants made to a newly elected or appointed Outside Director, such Annual Grants shall be pro-rated based on the full number of months served from the date of such election or appointment until the date such Annual Grants are made. All vesting for the Annual Grants ceases if the Outside Director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
iii.2020 Chairperson Annual Grant. For June 2020 grants only, in lieu of the Annual Grants described in II(b) above, the Chairperson will receive a grant of 4,666 RSUs and a grant of non-statutory stock options to purchase 21,000 shares of the Company’s Common Stock (“Chairperson 2020 Grants”). All other terms (including vesting terms) of the Chairperson 2020 Grants are the same as the Annual Grants. Future Chairperson annual grants will be in the same amounts as Outside Directors Annual Grants listed in Section II(b) above.
iv.Exercisability Post Termination. Within the provisions of the Plan, each option grant to an Outside Director has an exercisability period of two (2) years post termination in the event of terminations due to death, disability or not for cause (provided that in no event will an option be exercisable following the expiration of the maximum ten-year term of such option grant).
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.
IV.Maximum Annual Compensation

Subject to such other limitations contained in the 2014 Plan (or any similar provision of a successor plan), the maximum number of shares of the Company’s Common Stock that may be granted during any calendar year of the Company to any Outside Director shall not exceed 100,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which an Outside Director commences service on the Board of Directors and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to an election to receive the award in lieu of all or a portion of fees received for service on the Board or any committee thereunder.
Date Policy Approved: June 4, 2020